LIMITED LIABILITY COMPANY AGREEMENT

OF

EXPLORER NEW BUILD, LLC

This limited liability company agreement (this “Agreement”) of Explorer New Build, LLC, a Delaware limited liability company (the “Company”), is entered into by Seven Seas Cruises S. DE. R.L., a sociedad de responsibilidad limitada organized under the laws of the Republic of Panama (the “Member”), dated as of May 15, 2013.

1.	Name.
(a)The name of the limited liability company is “Explorer New Build, LLC”. The business of the Company may be conducted under any other name deemed necessary or desirable by the Manager (as defined below).
(b)The Member hereby forms the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C§ 18-101 et seq. (the “Act”) and acknowledges that the rights, duties and liabilities of the Member and Manager shall be provided in the Act except as provided in this Agreement.

2.
Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.
Registered Office. Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States.

4.
Principal Office. The principal office of the Company shall be 8300 N.W. 33rd Street, Suite 100, Miami, Florida 33122, or such other place as the Manager may determine from time to time. The Manager may establish additional offices as it deems necessary.

5.
Member. The name and the mailing address of the Member are set forth in Annex A. The Member is hereby admitted as the sole member of the Company upon its execution of this Agreement. The Member shall have a limited company interest in the Company and the rights, powers, duties and obligations as provided in the Act, except, to the extent permitted by the Act, as otherwise provided herein.

6.
Authorized Persons. The Company was formed on May 15, 2013, by Jill A. Guidicy, as an authorized person within the meaning of the Act (an “Authorized Person”), executing and filing a certificate of formation (the “Certificate”) of the Company with the Secretary of State of the State of Delaware pursuant to the Delaware Act. The parties hereto ratify and confirm such filing of the Certificate and any and all actions taken in connection therewith. Thereafter, Jill A. Guidicy's powers as an Authorized Person ceased and the Manager (as defined below) became the Authorized Person to execute and file all certificates required or permitted to be filed with the Secretary of State of the State of Delaware ( and any amendments and/or restatements thereof). Each Officer (as defined below) is hereby designated as an Authorized Person. Any Authorized person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Manager may wish the Company to conduct business.

7.	Management.

(a)
The management and control of the business and affairs of the Company shall be vested solely in the Manager. The “Manager” means Seven Seas Cruises S. DE. R.L., a sociedad de responsibilidad limitada organized under the laws of the Republic of Panama, and any other entity or person that becomes a successor or additional manager of the Company pursuant to the terms of this Agreement. The Manager may, in its sole discretion, appoint one or more successors or additional Managers. Any successor or additional Manager shall become a party to this Agreement by executing a counterpart hereof or any appropriate joinder pursuant to which such entity or person shall adopt and agree to be bound by all the terms and provisions hereof. The Manager may, but is not required to, be a Member. Unless otherwise specified herein, all decisions on behalf of, or with respect to, the Company and its property shall be made by the Manager.

(b)
The Manager shall have the authority to bind the Company. No Member, other than any Member who becomes a Manager in accordance with the terms of this Agreement, shall take part in the management or control of the Company or transact any business in the Company's name.

(c)
Each of the Members and the Manager shall not be liable to any other person hereto or the Company for any action taken by such entity or person with respect to the Company which is not in violation of the provisions of this Agreement, except in the case of a Member's own willful, wanton or intentional misconduct or malfeasance or material violation of applicable laws which materially adversely affects the Company.

(d)
The Manager shall have power to designate one or more individuals as Authorized Persons or as officers of the Company (each an “Officer,” collectively, the “Officers”), who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Manager. The name and title of each initial Officer is set forth in Annex B and each such Officer shall exercise such powers, perform such duties and assume such responsibilities as set forth for his or her or titles on Annex C. Each Officer shall have the authority to bind the Company, to the extent within his or her powers. Each Officer shall hold office until his or her successor is elected and qualified, unless earlier removed by the Manager. Any number of offices may be held by the same individual. The salaries and other compensation of the Officers, if any shall be affixed by the Manager.

8.	Authorization.

(a)
Notwithstanding any provision in this Agreement to the contrary, the Manager and each Officer, acting individually, on behalf of the Company (on its own behalf and/or on behalf of the any entity for which the Company is the general partner, member, manager or other officer) is hereby authorized, without any vote or consent of any other person, including the Member, to:

(i)subject to any restrictions or requirements as may be set by the Manager, open accounts for and on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member or other officers) in any bank, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds on deposit in such accounts, as may be deemed by the manager or an Officer to be necessary, appropriate or otherwise in the best interests of the Company or any entity for which the Company is the general partner, member, manager or other officer and, in connection therewith, execute any form of required resolution necessary to open any such bank accounts;
(ii)prepare and file, or cause to be prepared and filed, for and on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officers) and Application for Employer Identification Number on Internal Revenue Service Form SS-4, and to prepare, execute and file with the appropriate authorities such other federal, state or local applications, forms and papers on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officers) as may be required by law or deemed by the manager or an Officer, to be necessary, appropriate or otherwise in the best interests of the Company or any entity for which the Company is the general partner, member, manger or other officer;
(iii) pay on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) any and all fees and expenses incident to and necessary to perfect the formation of the Company or any entity for which the Company is the general partner, member, manager or other officer;
(iv)form, and enter into the constitutional documents of, any other entity which the Manager or an Officer determines is necessary or appropriate to form (such determination of the Manager or an Officer to be conclusively evidenced by the Manager's or such Officer's execution of such constitutional documents), and any and all amendments thereto and/or restatements thereof, as a general partner, member, manager, or other officer thereof, and to exercise all of its rights and perform all of its obligations thereunder; and
(v)negotiate, complete, execute, acknowledge and deliver any deeds, receipts, certificates, filings and other documents for and on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer), as the Manager or an Officer, acting alone may, in its, his or her absolute discretion consider:

(A)	contemplated by or incidental to the aforementioned documents, or

(B)
necessary or advisable in connection with the performance by the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) of its obligations under any of the aforementioned documents.

(b)Notwithstanding any other provision of this Agreement, the Company, and the Manager or any Officer, acting individually on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officers) is hereby authorized to enter into, and to perform its obligations under, the aforementioned agreements, deeds, receipts, certificates, filings and other documents, without any consent of any person, including any other member, but such authorization shall not be deemed a restriction on the power of the Manager or any Officer acting individually on behalf of the Company or any entity for which the Company is the general partner, to enter into, and to perform its obligations under, other agreements on behalf of the Company (on its own behalf and/or on behalf of any entity for which the company is the general partner, member, manager or other officer). The Manager or any Officer may execute the aforementioned agreements, deeds, receipts, certificates, filings and other documents on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) under any title, including without limitation “Authorized Person,” that such Officer deems appropriate. Any prior acts of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer), and the Manager or any Officer acting individually on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer), consistent with the foregoing authorizations are hereby ratified and confirmed.

9.	Capital Contributions.

(a)
The Member shall have no obligation to make any capital contributions to the Company, but may make such capital contributions to the Company as the Manager may deem necessary or advisable in connection with the business of the Company from time to time.

(b)
The provisions of this Section 9 are intended solely to benefit the member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company other than the Member (and no such creditor of the Company shall be a third party beneficiary of this Agreement). The Member shall not have a duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Section 9.

10.	Percentage Interest and Provisions with Respect to Units.

(a)	The interests of the Member in and to all real or personal property, moneys and profits of the Company and all losses, expenses, obligations and liabilities of the Company shall be 100%.

(b)
The membership interest of the Member in the Company shall be represented by a single class of units to be known as Common Units (as defined below), and 1,000 Common Units are authorized for issuance. As of the date hereof, the member holds 1,000 Common Units. For purposes hereof, “Common Units” shall mean all membership interests held at any time during the term of this Agreement by the Member, including, without limitation, the Member's (i) right to a distributive share of the income, gain, losses and deductions of the Company in accordance with this Agreement, (ii) the right to a distributive share of the Company's assets, and (iii) any securities issued in respect of or in exchange for Common Units, whether by way of dividend or other distribution, split reverse split, recapitalization, merger, rollup transaction, consolidation conversion or reorganization.

(c)
Upon the valid issuance or transfer by a member of the Company of Common Units, the Company shall issue to any such member of the Company acquiring Common Units, a certificate with respect to such Common Units in a form approved by the Manager evidencing the Common Units held by a member of the Company. The certificates representing the Member's membership interest in the Company shall constituted a “security” within the meaning of (A) Article 8 of the Uniform Commercial Code (including Section 8-102(a) thereof) as in effect from time to time in the State of New York and (B) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Instituted and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. The Member hereby agrees that its interest in the Company for all purposes shall be personal property. The Member has no interest in specific Company property.

(d)	Each such certificate shall bear legends substantially in the following form:
“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS O FTHE HOLDER OF SUCH INTERESTS ARE SUBJECT TO A LIMITED LIABILITY AGREEMENT DATED MAY 15, 2013. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT ANY TIME UPON WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF EXPLORER NEW BUILD, LLC.”
THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE INTERESTS MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

11.	Distribution.

(a)
The Member shall not be entitled to interest on its capital contributions to the Company or have the right to distributions or the return of any contribution to the capital of the Company, except for distributions in accordance with this Section 11 or upon dissolution of the Company in accordance with Section 16. To the fullest extent permitted by the Act, the Member shall not be liable for the return of any such amounts. Notwithstanding ay provision in this Agreement to the contrary, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

(b)	Distributions shall be made either in cash or in kind to the Member at the times and in the aggregate amounts determined by the Manager.

12.	Fiscal Year; Tax Matters.

(a)
The fiscal year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each ear, except for the short taxable years in the years of the Company's formation and termination and as otherwise required by the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

(b)
Proper and complete records and books of account of the business of the Company, including Annex A, shall be maintained at the Company's principal place of business. The Member acknowledges and agrees that the Company is a domestic entity with one owner and is intended to be classified and treated as a disregarded entity for United States federal, state and local income tax purposes. The Company's books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member's United States federal income tax return. The member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the Company, examine the Company's books of account and make copies and extracts therefrom at its own expense. The records of the Company shall be maintained for three years following termination of the Company.

(c)
The Member and Manager hereby agree to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Company is treated as a disregarded entity for United States federal, state and local income tax purposes.

13.
Assignments and Transfers of Interests. The Member may transfer all or any portion of its limited liability company interest in the Company and any and all rights and/or obligations associated therewith to any person at any time with the written consent of the Manager. The transferee of an interest in the Company shall be admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement, or some other written instrument reasonably acceptable to the Manager in which it agrees to be bound y the terms of this Agreement. If the Transferor member is the sole member and transfers all of its interest in the Company, such admission shall be deemed effective immediately prior to the transfer and immediately following such admission, the transferor member shall cease to be a member of the Company.

14.
Admission and Withdrawal of Members. One or more additional member(s) may be admitted to the Company with the written consent of the Manager. The member may withdraw from the Company with the written consent of the Manager. Upon the admission to the Company of any additional member(s), if the Company then has two or more members, the members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership for United States federal, state and local income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company for a single member limited liability company to a limited liability company with two or more members.

15.	Limitation on Liability; Indemnification.

(a)
Except as otherwise provided in the Act, no Member, in such capacity, shall be liable for any debts, liabilities, contracts or any other obligations of the Company, except for and only to the extent of such Member's capital contribution, and then only to the extent and under the circumstances set forth in the Act, or for any debts, liabilities contracts or obligations of any other member. Except as otherwise provided in any separate written instrument signed by the Member, if applicable, no Member, in such capacity, shall be obligated personally for any debt, obligation or liability of any other Member, in such capacity, solely by reason of being a member of the Company. No Member, in such capacity, shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company. To the fullest extent permitted by law, no member shall have any responsibility to restore any negative balance in its capital account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as required by the Act or other applicable law.

(b)
No Manager shall be liable to the Company or any Members of the Company for any expenses, damages or losses with respect to any matter that is or is claimed to be a matter related to its duties (fiduciary or otherwise) to the Company or any related entity or the performance (or failure to perform) duties for the Company, or any other activities related to the Company or its business other than those expenses, damages or losses directly attributable to such manager's (i) failure to act in good faith or (ii) gross negligence or willful malfeasance.

(c)
The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless each Manager, Member, officer and Authorized Person of the Company from and against any and all expenses, damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement relating to, resulting from or arising out of, directly or indirectly, in whole or in part, any claim or demand arising by reason of the fact that such person is, or was a Manager, Member, Officer or Authorized Person of the Company.

16.	Dissolution.

(a)	Subject to the occurrence of an event of dissolution pursuant to Section 16(b), the Company shall have perpetual existence.

(b)	The Company shall dissolve, and its affairs shall be would up, upon first to occur of the following:

(i)	the written consent of the Manager,

(ii)	at any time there is no member of the Company unless the Company is continued in accordance with the Act, or

(iii)	the entry of a decree of judicial dissolution under Section 18-802 of the Act.
(c ) In the event of dissolution, the Company shall wind up its affairs (including the sale of the assets of the Company) in an orderly manner, and the assets of the company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. As part of the winding up process, any amounts permitted to be distributed to the Member in accordance with Section 18-804 of the Act shall be distributed to the Member.

17.	Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by the written consent of the Member and the written consent of the Manager to such effect.

18.
Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

19.
Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by those laws. The Member and Manager intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

20.
No Benefit of Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the Member, the Manager and former or prospective members or managers of the Company. This Agreement is not intended for the benefit of any other person.

21.
Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

22.
Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature. All counterparts shall be construed together and shall constitute one instrument.

The undersigned has signed this Agreement as of the date first written above.
Member:
SEVEN SEAS CRUISES S.DE.R.L.

By: /s/ JASON M. MONTAGUE
Jason Montague, Executive Vice President and Chief Financial Officer

ANNEX A

Name and Address of the Member:
Seven Seas Cruises S. DE R.L.
8300 NW 33 Street
Suite 100
Miami, Florida 33122

ANNEX B
List of Initial Officers

Frank J. Del Rio	CEO
Kunal Kamlani	President
Jason Montague	Executive Vice President, Chief Financial Officer and Treasurer
Franco Semeraro	Senior Vice President - Hotel Operations
Jill A. Guidicy	Secretary

ANNEX C
Officer Powers, Duties, Responsibilities
Chief Executive Officer. The Chief Executive Officer shall be the chief executive of the Company and shall have the general powers and duties of supervision and management usually vested in the office of Chief Executive Officer of a corporation. He shall have general supervision, direction and control of the business of the Company. Unless Manager or this Agreement authorizes the execution thereof in some other manner, he shall execute bonds, mortgages and other contracts on behalf of the Company, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested to by the signature of the Secretary or the Controller or an Assistant Secretary or an Assistant Controller.
President. The President shall have the general powers and duties of supervision and management usually vested in the office of president of a corporation. He shall have general supervision, direction and control of the business of the Company. Unless Manager or this Agreement authorizes the execution thereof in some other manner, he shall execute bonds, mortgages and other contracts on behalf of the Company, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested to by the signature of the Secretary or the Controller or an Assistant Secretary or an Assistant Controller.
Executive Vice President. The Executive Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Manager, CEO or the President. In the absence (or inability or refusal to act) of the CEO or President, the Executive Vice President shall perform the duties and have the powers of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Executive Vice President shall perform such other duties and have such other powers as the Manager may from time to time prescribe.
Chief Financial Officer. The Chief Financial Officer shall have the authority to disburse funds for the account of the Company for any proper purpose, to establish deposit accounts with banks or other financial institutions, to make permitted investments of Company assets, and to take any other permitted actions pertaining to the finances of the Company. If required by the Manager, he shall give the Company a bond for the faithful discharge of his duties in such amount and with such surety as the Manager shall prescribe.
Treasurer. The Treasurer shall keep full and accurate account of receipts and disbursements in books belonging to the Company. He shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositories as may be designated by a Manager. He shall render to the Managers, the CEO or the President, or whenever any of the Managers, the CEO or the President may request it, an account of all his transactions as Treasurer and of the financial condition of the Company.
Senior Vice President. The Senior Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Manager, CEO or the President. The Senior Vice President shall perform such other duties and have such other powers as the Manager may from time to time prescribe.
Secretary. The Secretary shall give, or cause to be given, notice of all meetings of the Managers or Members of the Company, and all other notices required by law, and in case of her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the President or the Manager. She shall record all the proceedings of the meetings of the Managers in a book to be kept for that purpose, and shall perform such other duties as may be assigned to her by the Manager or the CEO or President. She shall have the custody of the seal of the Company and shall affix the same to all instruments requiring it, when authorized by the Manager, the CEO or President, and attest the same.
Assistant Treasurer and Assistant Secretaries. Assistant Treasurer and Assistant Secretaries, if any shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Manager, Secretary or Treasurer, as applicable.